Exhibit 99.1

 International Shipholding Corporation Reports Second Quarter Results

    NEW ORLEANS--(BUSINESS WIRE)--July 29, 2004--International Shipholding Corporation (NYSE:ISH) today reported results for the three month and six month periods ended June 30, 2004. Net income for the three months ended June 30, 2004 was $1.828 million as compared to $2.490 million for the three months ended June 30, 2003. For the first six months of 2004, net income was $4.725 million as compared to $5.484 million for the same period of 2003.
    Net income in the three and six month periods of 2003, benefited from a before tax gain of approximately $1.26 million resulting from the retirement at a discount of approximately $7.9 million of our 7.75% Unsecured Notes scheduled to mature in 2007.
    The three month and six month periods in 2004 benefited from improved results in our foreign flag LASH liner service as a result of increased cargo volume. Additionally, due to a stronger market and increased investment, we realized improved earnings in the three and six month periods of 2004 attributable to our 50% investment in two Capesize bulk carriers which operate in an international bulk carrier pool.
    Unfortunately, the aforementioned improvements were offset by lower results in the three and six month periods of 2004 from our U.S. Flag Pure Car/Truck Carriers and our Mexican Rail/Ferry Service. The results from our U.S. Flag Pure Car/Truck Carriers were affected by a casualty on one vessel resulting in twenty-six unplanned out-of-service days in the current quarter. This out-of-service casualty time, together with regularly scheduled drydockings and maintenance, resulted in a total of fifty-four out-of-service days for our Car Carrier fleet in the first six months of 2004 as compared to eight days in the same period of 2003. The poor performance of our Mexican Rail/Ferry service in the current quarter stemmed primarily from higher costs associated with unanticipated maintenance problems. Additionally, the three month and six month periods ended June 30, 2004 were negatively impacted by lower results from our U.S. Flag Coal Carrier which was out-of-service thirty-five days in the first six months of 2004 as compared to only two days in the comparable period of 2003 as a result of the vessel's drydocking and other repairs made in 2004. Also, second quarter results for 2004 from our insurance subsidiary were negatively impacted by claims associated with the aforementioned casualty involving our U.S. Flag Pure Car/Truck Carrier and higher than anticipated hull and machinery claims for the current policy year.
    Regularly scheduled debt payments together with approximately $21 million of early debt retirements and the refinancing of approximately $16.7 million of debt at lower rates during the past fifteen months has resulted in lower interest expense in the first six months of 2004 as compared to the same period of 2003. Additionally, in the first quarter of 2004, we experienced a loss of $623,000 on the sale of marketable securities as a result of our decision to redirect the management of our captive insurance company's investment portfolio.

    Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2003.

    Our common stock is traded on the New York Stock Exchange with the symbol ISH.


    Unaudited results for the periods indicated along with prior year results are (in thousands except share and per share data):

                           Three Months Ended      Six Months Ended
                           June 30,   June 30,   June 30,   June 30,
                            2004       2003       2004        2003
                          ---------- ---------- ---------- -----------
Revenues                    $64,843    $67,505   $130,686    $132,311

Operating Expenses:
     Voyage Expenses         51,924     52,013    103,139     101,631
     Vessel and Barge
      Depreciation            4,696      5,138      9,323       9,792
                          ---------- ---------- ---------- -----------

Gross Voyage Profit           8,223     10,354     18,224      20,888
                          ---------- ---------- ---------- -----------

Administrative and
  General Expenses            4,289      4,000      8,395       8,011
(Gain) Loss on Sale of
  Other Assets                    -        (39)         7         (43)
                          ---------- ---------- ---------- -----------

     Operating Income         3,934      6,393      9,822      12,920
                          ---------- ---------- ---------- -----------

Interest and Other:

     Interest Expense         2,626      3,171      5,348       6,652
     Loss on Sale of
       Investment                 -          -        623           -
     Investment Income         (161)      (302)      (329)       (530)
     Other Income                 -        (81)         -        (103)
     Loss (Gain) on Early
       Extinguishment
       of Debt                   15          -         46      (1,260)
                          ---------- ---------- ---------- -----------
                              2,480      2,788      5,688       4,759
                          ---------- ---------- ---------- -----------

Income Before Provision
  for Income Taxes and
  Equity in Net Income
  of Unconsolidated
     Entities                 1,454      3,605      4,134       8,161
                          ---------- ---------- ---------- -----------

Provision for Income Taxes      575      1,275      1,570       2,904
                          ---------- ---------- ---------- -----------


Equity in Net Income of
  Unconsolidated Entities
  (Net of Applicable Taxes)     949        160      2,161         227
                          ---------- ---------- ---------- -----------


Net Income                   $1,828     $2,490     $4,725      $5,484
                          ========== ========== ========== ===========

Basic and Diluted
  Earnings Per Share:

     Net Income               $0.30      $0.41      $0.78       $0.90
                          ========== ========== ========== ===========

Weighted Average Shares
  of Common Stock
  Outstanding:
     Basic                6,082,887  6,082,887  6,082,887   6,082,887
     Diluted              6,097,164  6,082,887  6,094,813   6,082,887

    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141